Exhibit 10.25

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed; and is indicated with brackets where the information has been omitted from the filed version of this exhibit.

February 28, 2020

HIGH PARK HOLDINGS LTD.

495 Wellington St W, Unit 250,

Toronto, ON M5V 1G1

Attention:  Mark Castaneda

Dear:

Re:

Bridging Finance Inc. (in its capacity as agent, the “Agent”), as agent for and on behalf of any of the funds managed or co-managed by Bridging Finance Inc. (collectively, the “Lender”), credit facility in favour of the Borrower (as defined below)

The Agent, for and on behalf of the Lender, is pleased to offer the credit facility described in this loan facility letter agreement (the “Agreement”) subject to the terms and conditions set forth herein.  Unless otherwise indicated, all amounts are expressed in Canadian currency.  All capitalized terms not otherwise defined in the body of this Agreement shall have the meanings ascribed thereto in Schedule “A”.

Borrower:	High Park Holdings Ltd. (the “Borrower”)
Guarantors:

Tilray, Inc.

Tilray Canada Ltd.

High Park Farms Ltd.

1197879 B.C. Ltd.

FHF Holdings Ltd.

Fresh Hemp Foods Ltd.

Manitoba Harvest USA, LLC

High Park Gardens Inc.

Natura Naturals Holdings Inc.

Natura Naturals Inc.

Dorada Ventures Ltd.

(collectively, the “Guarantors”).  The Borrower and the Guarantors are, collectively, the “Obligors” and each an “Obligor”.

CAN_DMS: \132141604\7

Lender:	Bridging Finance Inc., as agent for and on behalf of any of the funds managed or co-managed by Bridging Finance Inc. (collectively, the “Lender”).
Agent:	Bridging Finance Inc. (the “Agent”).
Facility:	Term Loans in the aggregate principal amount of up to C$79,800,000 (the “Facility”)
Purpose:

The purpose of the Facility is to provide senior debt financing to the Borrower for working capital or such other reasonable business purposes not expressly prohibited by the terms of this Agreement or the other Credit Documents.

Term:

The date that is 24 months immediately following the Closing Date (the “Term”). Unless an Event of Default occurs and is continuing and Agent or Lender demands repayment of the Facility in full, the Borrower acknowledges that all then outstanding obligations under the Facility are payable upon maturity at the end of the Term.

Facility Availability:

Subject to the terms and conditions of this Agreement, the Facility shall be drawn (i) in an aggregate principal amount equal to C$66,500,000 in a single draw on the Closing Date (the “Closing Date Draw”), and (ii) in an aggregate principal amount equal to C$13,300,000 in a single draw at the Borrower’s election provided that the Additional Draw Conditions Precedent are satisfied (the “Additional Draw”).

Amounts prepaid or repaid in respect of the Facility may not be reborrowed.

Interest Rate and Fees:

Interest: Interest on the outstanding principal balance of the Facility shall accrue at an annual rate equal to the Bank of Nova Scotia Prime plus 8.05% calculated on the daily outstanding balance of the Facility calculated and compounded monthly, not in advance and with no deemed reinvestment of monthly payments.  On the occurrence of an Event of Default, interest shall be calculated at an annual rate of twenty‑one percent (21%) per annum calculated and compounded as aforesaid.  Bank of Nova Scotia Prime shall mean the floating annual rate of interest established from time to time by the Bank of Nova Scotia as the base rate it will use to determine rates of interest on Canadian dollar loans to customers in Canada and designated as its “Prime Rate”.

All computations of interest shall be calculated on the basis of a year of 365 (or 366, as applicable) days for the actual days elapsed. In computing interest, all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day.

If any provision of this Agreement would oblige an Obligor to make any payment of interest or other amount payable to the Agent or any Lender in an amount or calculated at a rate which would be prohibited by any Applicable Law or would result in a receipt by the Agent or Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest required to be paid to the affected Agent or Lender under this Agreement; and thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Agent or Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

Work Fees:  Work fees equal to (i) C$3,990,000, plus any applicable taxes due thereon, due and payable by the Borrower to the Agent on the Closing Date and shall be deducted from the advance of the Facility on the Closing Date and (ii) C$798,000, plus any applicable taxes due thereon, due and payable by the Borrower to the Agent on the date the Additional Draw is advanced and shall be deducted from the advance of the Additional Draw. Each work fee when paid shall be deemed fully earned and non-refundable under all circumstances.

Notwithstanding anything contained in this Agreement, the Work Fees, Early Prepay Fee and Prior Notice Prepay Fee may be allocated between or among the Agent and Lender, at the sole discretion of Agent.

Administration Fee:  If the Borrower fails to pay any amounts on the day such amounts are due or if the Borrower fails to deliver the required reports set out herein, the Borrower shall pay to the Agent a late administration fee of $100.00 per day, plus any applicable taxes due thereon, until such date that such payment has been made or the Borrower has delivered such report, as the case may be.

Expenses:  The Obligors shall pay all fees and expenses (including, but not limited to, all due diligence, consultant, field examination and appraisal costs, fees, expenses and other charges for (1) lien and title searches and (2) filing financing statements and continuations and other actions to perfect, protect, and continue the Agent’s Encumbrances in the Collateral, all reasonable out-of-pocket fees and expenses for outside legal counsel and other outside professional advisors and the time spent by the Agent and its representatives in retaking, holding, repairing, processing and preparing for disposition and disposing of the Security) reasonably incurred by the Agent or the Lender in connection with the preparation, registration and ongoing administration of this Agreement, the Credit Documents and the Security and with the enforcement, collection or protection of the Agent’s or the Lender’s rights and remedies under this Agreement, the Credit Documents or the Security, whether or not any amounts are advanced under this Agreement, including all out-of‑pocket expenses incurred and actually paid during any workout, restructuring or negotiations in respect of the Facility.  If the Agent or the Lender has paid any expense for which the Agent or the Lender is entitled to reimbursement from the Obligors and such expense has not been deducted from the advance of the Facility, such expense shall be payable by the Obligors upon demand therefor from the Agent or the Lender and until paid such expense shall bear interest at the same rate as the Facility as stipulated herein.  All such fees and expenses and interest thereon shall be secured by the Security whether or not any funds under the Facility are advanced.

Interest Payments:

Without limiting the right of the Agent or the Lender to, at any time after an Event of Default, demand repayment and subject to and in addition to the requirement for repayment in full pursuant to this Agreement at the end of the Term, interest only at the aforesaid rate, calculated daily and compounded and payable monthly, not in advance on the outstanding amount of the Facility, shall be due and payable on the last Business Day of each and every month during the Term.

Principal Payments:

Subject to demand by the Agent or the Lender after the occurrence and during the continuance of an Event of Default, the Borrower agrees  that the principal balance of the Facility shall be due and payable in cash as follows: (i) monthly payments in an  amount equal to the aggregate principal amount of the total Closing Date Draw, divided by 120, on the last Business Day of each month of each calendar year, (ii) monthly payments beginning with the month that the Additional Draw is advanced in an amount equal to the aggregate principal amount of the total Additional Draw divided by 120, on the last Business Day of each month of each calendar year, and (iii) the remaining principal balance of the aggregate Facility in full upon maturity at the end of the Term (whether the stated end of the Term, as a result of acceleration or otherwise).

Prepayment:

If the Facility is prepaid in full or partially prior to the date that is 6 months immediately following the Closing Date, including by voluntary prepayment or in the event of a prepayment for any other reason, including (a) acceleration of the Obligations as a result of the occurrence of an Event of Default, (b) foreclosure and sale of, or collection of, the Collateral, (c) sale of the Collateral in any insolvency proceeding, or (d) the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any insolvency proceeding (in each case, an “Accelerated Prepayment”), then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agent and Lender or profits lost by the Agent and Lender as a result of such Prepayment, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agent and Lender, the Borrower shall pay to the Agent an amount in cash (i) calculated in accordance with the formula set out below, plus applicable taxes due thereon (the “Early Prepay Fee”) plus (ii) all accrued interest on the principal amount that is being prepaid, any other accrued but unpaid interest which is due and payable hereunder and any fees owing on the date the prepayment is made, all of which shall be due and payable as of the date the prepayment is made:

I/365 x N x M

Where:

I = the annual interest rate of the Facility on the date the prepayment is made;

N = the number of days between the date the prepayment is made and the date that is 6 months immediately following the Closing Date; and

M = the principal amount that is being prepaid.

If the Facility is voluntarily prepaid in full or partially on and after the date that is 6 months immediately following the Closing Date, the Borrower shall deliver an irrevocable prepayment notice to the Agent (the “Prepayment Notice”) at least seventy-five (75) days prior to the proposed prepayment date (the “Prepayment Date”) setting forth the amount being prepaid (the “Prepayment Amount”) and the Prepayment Date.

Should the Borrower wish to voluntarily prepay the Facility in full or partially without having to provide the Agent with such required seventy-five (75) days prior notice or in the event of a Prepayment for any other reason without the required notice on and after the date that is 6 months immediately following the Closing Date, including an Accelerated Prepayment, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agent and Lender or profits lost by the Agent and Lender as a result of such Prepayment, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agent and Lender, the Borrower shall pay to the Agent an amount in cash calculated in accordance with the formula set out below and which shall be due and payable as of the date the prepayment is made (the “Prior Notice Prepay Fee”) plus (ii) all accrued interest on the principal amount that is being prepaid, any other accrued but unpaid interest which is due and payable hereunder and any fees owing on the date the prepayment is made, all of which shall be due and payable as of the date the prepayment is made:

I/365 x (75 – N) x M

Where:

I = the annual interest rate on the Facility on the date the Prepayment Notice was given or, if no Prepayment Notice was given (including, without limitation, due to an Accelerated Prepayment), on the date the prepayment is made;

N = where a Prepayment Notice was given, the number of days between the date the Prepayment Notice is given and the date of prepayment, provided that if no Prepayment Notice was given (including, without limitation, due to an Accelerated Prepayment), N shall equal 0; and

M = the Prepayment Amount.

In the event that the Prepayment Amount is not paid in full on the Prepayment Date or within 2 Business Days following such date, then the Agent shall have the option, in its discretion, to declare and consider the Prepayment Notice to be null and void such that any prepayment shall thereafter only be permitted by the delivery of a new Prepayment Notice in compliance with this section.

Deposit:

The Agent acknowledges that it has been paid a deposit of C$100,000 by the Obligors which will be credited against the Borrower’s obligation to pay the legal fees and expenses incurred by the Agent. To the extent that Agent and/or the Lenders fees and expenses exceed such deposit, Obligors shall pay Agent or the Lender, as applicable any such excess on demand.

Application of Payments:

Notwithstanding anything else contained herein, all payments received by the Agent or the Lender shall first be credited as payment of interest, fees and expenses owing by the Borrower in respect of the Facility and then as repayment of the principal amount owing by the Borrower to the Agent or Lender hereunder.

Conditions Precedent to Closing Date:	The availability of the Facility on the Closing Date are subject to and conditional upon the following conditions:
(a)approval of the transaction by the Agent’s credit committee;

(b)satisfactory completion of the Agent’s due diligence and continual due diligence, including the Agent’s review of the corporate structure of the Obligors and operations of the Obligors, and its business and financial plans;

(c)receipt of a duly executed copy of this Agreement, the Security Agreements, the Security and other Credit Documents, in form and substance satisfactory to the Agent and its legal counsel, registered as required to perfect and maintain the security created thereby and such certificates, authorizations, resolutions of the board of directors of each Obligor and legal opinions as the Agent may reasonably require in each relevant jurisdiction including an opinion from counsel to the Obligors with respect to status and the due authorization, execution, delivery, validity and enforceability against the Obligors of this Agreement, the Security Agreements and other Credit Documents together opinions in respect of all real property Collateral;

(d)each document (including any PPSA or UCC financing statement and intellectual property security agreements) required by the Credit Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Lender, a perfected lien on the Collateral described therein, prior and superior in right to any other Person, shall be filed, registered or recorded or in proper form for same;

(e)on or prior to the Closing Date, the discharge or subordination of any and all existing security against the Collateral, other than the Permitted Encumbrances, as may be required by the Agent;
(f)concurrent with the Closing Date advance, payment of all fees and expenses owing to the Agent or the Lender hereunder;
(g)delivery of such financial and other information, certificates or documents relating to the Borrower and other Obligors as the Agent may require;
(h)the Agent being satisfied that there has been no material deterioration in the financial condition of any Obligor;

(i)no event shall have occurred and be continuing and no circumstance shall exist which has not been waived, which constitutes a default in respect of any material commitment, agreement or any other instrument to which an Obligor is a party or is otherwise bound, entitling any other party thereto to accelerate the maturity of amounts of principal owing thereunder or terminate any such material commitment, agreement or instrument which would have a Material Adverse Effect upon the financial condition, property, assets, operation or business of the Obligors and their subsidiaries, taken as a whole;

(j)the Agent shall have received the results of a recent lien search in such jurisdictions as the Agent shall deem appropriate, and such search shall reveal no liens on any of the assets of the Obligors except for Permitted Encumbrances or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Agent; and

(k)no event that constitutes, or with notice or loss of time or both, would constitute an Event of Default shall have occurred.
Additional Draw Conditions Precedent:

The availability of the Additional Draw after the Closing Date is subject to and conditional upon the following conditions:

(a)the Borrower has requested the Additional Draw be funded on a Business Day which is not earlier than the date that is 90 days after the Closing Date;

(b)the Borrower has provided the Agent with not less than 30 days’ prior written notice of its request for the Additional Draw, provided that the Agent may waive such notice in its sole discretion;

(c)the Borrower has delivered a certificate signed by a senior officer of the Borrower certifying that (i) no Default or Event of Default exists or will result after giving effect to the Additional Draw, (ii) the representations and warranties set forth in this Agreement are true and correct as of the date the Borrower requested the Additional Draw and the proposed funding date of the Additional Draw, (iii) the Borrower and each of the Obligors are solvent, and (iv) the Obligors have complied in all material respects with all agreements and conditions to be satisfied by them under the Credit Documents; and

(d)the Work Fee payable by the Borrower to the Agent on the date the Additional Draw shall be deducted from the advance of the Additional Draw.

Conditions Subsequent (Post Closing Undertakings):

The Obligors will ensure that all post closing undertakings as set forth in Schedule “C” (collectively, the “Post-Closing Undertakings”) have been satisfied within the time periods set forth therein and any failure to satisfy any of the Post-Closing Undertakings within the applicable time periods shall constitute an Event of Default.

Covenants:	Each Obligor hereby covenants and agrees with the Agent and the Lender, while this Agreement is in effect, to:
(a)pay all sums of money when due hereunder or arising therefrom;

(b)provide the Agent with prompt written notice of any event which constitutes, or which, with notice, lapse of time, or both, would constitute an Event of Default, a breach of any covenant or other term or condition of this Agreement or of any other Credit Document;

(c)use the proceeds of the Facility solely for the purposes provided for herein;
(d)not materially change the nature of its business;
(e)keep and maintain books of account and other accounting records in accordance with GAAP;

(f)fully and effectually maintain and keep maintained all security interests and Encumbrances granted to the Agent under the Security and other Credit Documents as a valid and effective first priority Encumbrances at all times (pursuant to the terms and conditions of the Credit Documents or other security documents), free of all Encumbrances other than Permitted Encumbrances;

(g)cause all material properties used or useful in the conduct of the business of the Obligors to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its reasonable judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

(h)permit the Agent or its representatives, from time to time, (i) prior to a Default which is continuing, at reasonable times during normal business hours and upon reasonable notice not more than twice per year, and (ii) following a Default and for so long as it is continuing, at any time with or without notice to the Borrower with such frequency as the Agent, in its sole discretion, may require, to visit and inspect the Obligor’s premises, properties and assets and to examine and obtain copies of the Obligor’s records or other information and discuss the Obligor’s affairs with the auditors, counsel and other professional advisors of the Obligors all at the reasonable expense of the Obligors;

(i)keep the Agent informed on any material changes to the strategy of the Obligors;

(j)forthwith notify the Agent of the particulars of any action, suit or proceeding, pending, arbitration or mediation requests which, if determined adversely, would result in a judgement or award against an Obligor that could reasonably be expected to have a Material Adverse Effect;

(k)in a form and manner prescribed by the Agent (which may include by fax and/or e-mail), promptly deliver to the Agent any financial information, certified by a senior officer of the applicable Obligor, with respect to such Obligor as reasonably requested by the Agent;

(l)file all Tax returns which the Obligors must file from time to time (except in such jurisdictions where Taxes payable are de minimus and the applicable Obligor has established reserves required by GAAP), to pay or make provision for payment of all Taxes (including interest and penalties) and other potential preferred claims which are or will become due and payable and to provide adequate reserves for the payment of any Tax, the payment of which is being contested;

(m)maintain its corporate or limited liability existence in good standing in its jurisdiction of formation;
(n)provide 30 days prior written notice to the Agent of any change in the Obligor’s places of business or name;
(o)keep its assets fully insured against such perils and in such manner as would be customarily insured by companies carrying on a similar business or owning similar assets;

(p)comply at all times with all Applicable Laws (including Applicable Securities Laws) and Permits and to advise the Agent promptly of any action, requests or violation notices received from any government or regulatory authority concerning the Obligor’s operations which could have a Material Adverse Effect; and to indemnify and hold the Agent and the Lender harmless from all liability of loss as a result of any non‑compliance by the Obligors with any such Applicable Laws;

(q)promptly provide the Agent with notice if any license of the Obligors required by such Obligor to conduct its business, as then conducted, is terminated, not renewed, materially restricted or is threatened to be terminated, not renewed or materially restricted;

(r)not sell, transfer, convey, lease or otherwise dispose of any of its properties or assets, other than (i) in the ordinary course of its business, or (ii) to another Obligor;
(s)The Obligors agree that as a specific condition to the Agent and Lender agreeing to provide the Facility, the Obligors shall provide to the Agent the following regular reports:

I.monthly, within 45 days of the end of each month, internally prepared (i) consolidated financial statements for such month and evidence, in form and substance reasonably satisfactory to Agent, of the Obligors deposit account cash balances as of the end of such fiscal month, and (ii) a standalone financial summary, in form and substance reasonably satisfactory to Agent, of (y) Manitoba Harvest USA LLC and (z) the business conducted in Nanaimo, British Columbia; and

II.annually, within 120 days of each fiscal year end, consolidated audited annual financial statements.

provided that, documents required to be delivered above shall be deemed to have been delivered by the Borrower on the date that the Borrower notifies the Agent in writing that: (i) Tilray, Inc. has posted such documents on its website on the internet; or (ii) such documents were posted on Tilray, Inc.'s behalf on an internet website specified to the Agent by Tilray, Inc. and to which the Agent has access (whether a commercial or third-party website including www.sedar.com).

Nothing contained in the above provisions shall limit, restrict or prevent the Agent or Lender from requesting such other information from the Obligors from time to time, at its discretion, as set out in other provisions of this Agreement.

(t)other than inventory in the ordinary course of business and consistent with past practices, not move any of the Collateral outside of Canada or the United States without the Agent’s consent;
(u)not purchase or redeem its shares or units or otherwise reduce the capital of the Obligors without the Agent’s consent;

(v)not (i) sell, transfer, convey, encumber or otherwise dispose of any of its, or its Subsidiaries, capital stock, except for issuance of equity interest of Tilray, Inc. or (ii) permit any reorganization or Change of Control of the Obligors or their Subsidiaries, without the Agent’s consent;

(w)not declare or pay any dividends, or distributions to shareholders, or repay any shareholders’ loans, interest thereon or share capital of an Obligor without the Agent’s consent  (other than (i) dividends, distributions or payments from one Obligor to another, and (ii) the non-cash conversion of the Convertible Notes to common stock of Tilray, Inc. in accordance with the terms thereof);

(x)not make loans or advances (excluding for greater certainty, salaries and bonuses (which shall not be funded from the sale of assets) payable in the ordinary course of business and in accordance with past practice) to shareholders, directors, officers or any other related or associated party (other than between Obligors);

(y)not make any capital expenditures, unless the Payment Conditions have been satisfied;

(z)not grant, create, assume or suffer to exist any mortgage, charge, Encumbrance, pledge, security interest, including a purchase money security interest, or other encumbrance affecting the Collateral except for Permitted Encumbrances;

(aa)not voluntarily cancel any debt owing to it (other than debt owing from another Obligor);

(bb)not create, incur, assume or permit to exist any indebtedness, except indebtedness consented to in writing by the Agent, Permitted Indebtedness and the Convertible Notes,  provided that “indebtedness” includes, without limitation, (i) debt for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds,  letters of credit and bankers’ acceptances, whether or not matured); (ii) all indebtedness created or arising under any conditional sale or other title retention agreements; (iii) a guarantee, indemnity or financial support obligation other than in the ordinary course of business; and (iv) capital lease obligations;

(cc)not grant a loan or make an investment in or provide financial assistance to a third party, affiliate or Subsidiary that is not an Obligor, including without limitation, by way of a suretyship, guarantee or otherwise, except for (i) financial assistance existing as of the date of this Agreement, (ii) financial assistance delivered in connection with indebtedness secured by Permitted Encumbrances, and (iii) investments, unless the Payment Conditions have been satisfied (provided that, to the extent any investment includes any disposition of intellectual property material and necessary for the operation of the assets of the Obligors which constitutes Collateral, such intellectual property shall be subject to a non-exclusive royalty-free worldwide license in favor of the Agent solely for the purpose of the Agent’s exercise of rights and remedies under this Agreement and the other Credit Documents in connection with the Collateral);

(dd)not merge, amalgamate, effect a division or amend its constating documents (unless the constating document amendment would not adversely impact the Agent) or otherwise enter into any other form of business combination with any other entity without the prior written consent of the Agent; provided that an Obligor (as applicable, the "Predecessor Entity") may enter into such a transaction if (i) such transaction is solely between Obligors, (ii) such Person or continuing company (the "Successor Entity") shall execute and/or deliver to the Agent an agreement supplemental hereto and to the other Credit Documents executed by a Predecessor Entity or Predecessor Entities, as the case may be, in form reasonably satisfactory to the Agent and execute and/or deliver such other instruments, if any, which to the reasonable satisfaction of the Agent and in the opinion of the Agent's counsel are necessary or desirable to evidence (A) the assumption by the Successor Entity of liability under each Credit Document to which a Predecessor Entity is a party for the due and punctual payment of all money payable by that Predecessor Entity thereunder, (B) the covenant of the Successor Entity to pay the same and (C) the agreement of the Successor Entity to observe and perform all the covenants and obligations of each Predecessor Entity under each Credit Document to which such Predecessor Entity was a party and to be bound by all of the terms of each such Credit Document so far as they relate to such Predecessor Entity which instruments, if any, shall be in form reasonably satisfactory to the Agent; (iii) such transaction would not adversely affect the interests of the Agent hereunder or under any Credit Document, including the validity or priority of the liens or the Agent's rights under the Security; (iv) such transaction will not result in any increase in tax being levied on or payable by the Agent or the Lender; (v) no Default or Event of Default shall have occurred and be continuing or will occur as a result of such transaction; and (vi) such transaction shall not involve a liquidation or dissolution of an Obligor.

(ee)not (i) permit any Subsidiary of an Obligor that is not an Obligor to grant, create, assume or suffer to exist any mortgage, charge, Encumbrance, pledge, security interest, including a purchase money security interest, or otherwise encumber such Subsidiary’s material assets or (ii) pledge, grant, create, assume or suffer to exist any mortgage, charge, Encumbrance, security interest, including a purchase money security interest, or otherwise encumber the equity interests of any Subsidiary of an Obligor that is not an Obligor;

(ff)until such time as such production or distribution either (A) is permitted by Nasdaq or another national U.S. stock exchange, or (B) becomes legal under applicable state and federal laws in the United States, not produce or distribute cannabis products in the United States without the consent of the Agent, except for (a) supply of study drug for clinical trials, and (b) participation in the market for hemp-derived CBD products;

(gg)for each Obligor that requires a cannabis license from Health Canada to operate its business, maintain such license in good standing;
(hh)no Obligor will permit any Inactive Subsidiary to (a) own any assets, (b) have any liabilities, or (c) engage in any business activity; and

(ii)subject to the Post-Closing Undertakings, each Obligor will ensure that all of it’s Deposit Accounts, securities accounts and investment accounts are at all times subject to control agreements or blocked account agreements in form and substance satisfactory to Agent. Each Obligor shall be the sole account holder of each Deposit Account and shall not allow any person (other than Agent) to have control over a Deposit Account or any Property deposited therein.  Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account or other account.

Security and other Requirements:

As general and continuing security for the performance by the Obligors of all of its obligations, present and future, to the Agent for and on behalf of the Lender, including, without limitation, the repayment of advances granted hereunder and the payment of interest, fees, expenses and any other amounts provided for hereunder and under the security documents, the Obligors undertake to grant, as applicable, or cause to be granted, to the Agent for and on behalf of the Lender and to maintain at all times the following security in form satisfactory to the Agent, in accordance with the forms in use by the Agent or as prepared by its legal counsel:

(a)a first priority, perfected Encumbrance (subject to Permitted Encumbrances) in favor of the Agent, for the benefit of the Lenders, pursuant to the terms and conditions of the Credit Documents or other security documents as the Agent shall reasonably request, in all of the Obligor’s assets;

(b)a Mortgage in respect of each Mortgaged Property, in favor of the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Agent, acting reasonably, constituting a first priority Encumbrance on each Mortgaged Property, subject only to Permitted Encumbrances and encumbrances set forth in the corresponding title insurance policy;

(c)certificates of insurance coverage, naming the Agent as additional insured or first loss payee on all risk, business interruption, commercial general liability and property insurance covering each Obligor;

(d)tile insurance policies in form and substance satisfactory to Agent in respect of each Mortgaged Property; and
(e)delivery of original stock certificates and corresponding original stock transfer powers to the Agent in respect of each of the Obligors other than Tilray, Inc.

The Obligors undertake and agree to grant, or cause to be granted, to the Agent for and on behalf of the Lender, such other security and supporting documents, certificates, insurance deliveries or instruments in respect of the Obligors (including such other third party postponement and subordinations, waivers and estoppels) as may be reasonably requested by the Agent from time to time.

Events of Default:	Without limiting any other rights of the Agent or Lender under this Agreement, if any one or more of the following events (an “Event of Default”) has occurred and is continuing:
(a)the Borrower fails to pay when due any principal, interest, fees or other amounts due under this Agreement or under any of the Security;
(b)any Obligor breaches any provision of this Agreement or any Credit Document or other agreement with the Agent and such breach is not cured within ten (10) days;

(c)any Obligor is in default under the terms of any present or future indebtedness for borrowed money having a principal amount in excess of $250,000 in the aggregate (including without limitation, the Convertible Notes);

(d)any representation or warranty made or deemed to have been made in this Agreement or any other Credit Document, or in any written statement pursuant hereto or thereto, including any information certificate delivered in association with the entering into this Agreement, or in any report, financial statement or certificate made or delivered to the Agent by the Obligors, shall be untrue or incorrect as of the date when made or deemed made;

(e)any Obligor which is a corporation ceases or threatens to cease to carry on business in the ordinary course;

(f)any default or failure by any Obligor that is a corporation to make any payment of wages or other monetary remuneration payable by such Obligors its employees under the terms of any contract of employment, oral or written, express or implied , in each case, unless subject to a Permitted Protest by an Obligor;

(g)any default or failure by an Obligor to keep current all amounts owing to parties other than the Agent or the Lender who, in the Agent’s reasonable opinion, have or could have a security interest, trust or deemed trust in the property, assets or undertaking of the Obligors which, in the Agent’s reasonable opinion could rank in priority to the security or Encumbrance held by the Agent upon or in the Collateral;

(h)if, in the reasonable opinion of the Agent, there is a Material Adverse Change in the financial condition or operation of an Obligor;
(i)an Obligor shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(j)any judgment or award is made against an Obligor, in respect of which (i) in the opinion of the Agent, acting reasonably, is likely to cause a Material Adverse Effect with respect to the Obligor, (ii) there is not an appeal or proceeding for review being diligently pursued in good faith or (iii) adequate provision has not been made on the books of the Obligor, as applicable;

(k)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of an Obligor or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Obligor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(l)an Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Obligor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(m)any material provision of any Credit Document for any reason ceases to be valid, binding and enforceable in accordance with its terms, or an Obligor shall challenge the enforceability of any Credit Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Credit Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;

(n)any Credit Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Credit Document;

(o)except as permitted by the terms of any Credit Document, (i) any Security Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby or (ii) any Encumbrance granted to Agent securing any Obligation shall cease to be a perfected, first priority Encumbrance;

(p)a Change of Control shall occur;

(q)any breach by an Obligor of a Permit under Applicable Laws and regulations necessary for the operation of the businesses currently carried on, or proposed to be carried on, by it which cannot be cured within twenty (20) days, or a proceeding is pending or threatened to revoke or limit any such Permit; in each case, which in the opinion of the Agent, acting reasonably, is likely to cause a Material Adverse Effect with respect to such Obligor,

(r)if property and assets of an Obligor or any part thereof having an aggregate fair market value in excess of C$5,000,000 are seized or otherwise attached by any person pursuant to any legal process or other means, including distress, execution or any other step or proceeding with similar effect and such attachment, step or other proceeding shall continue in effect and not be released, discharged or stayed within the lesser of thirty (30) days and the period of time prescribed under applicable laws for the completion of the sale of or realization against the assets subject to such seizure or attachment;

then, in such event, the Agent may, by written notice to the Borrower declare all monies outstanding under the Facility to be immediately due and payable.  Upon receipt of such written notice, the Obligors shall immediately pay to the Agent all monies outstanding under the Facility and all other obligations of the Borrower to the Agent in connection with the Facility under this Agreement.  The Agent may enforce its rights to realize upon its Security and retain an amount sufficient to secure the Agent for the Obligations to the Agent and the Lender. Upon the occurrence and during the continuance of an Event of Default, the Agent may increase the rate of interest applicable to the Facility and other Obligations as set forth in this Agreement and exercise any other rights and remedies provided to the Agent under the Credit Documents or at law or equity, including all remedies provided under the PPSA and the UCC.

Notwithstanding the foregoing or anything contained in this Agreement, and without any action or notice by Agent or Lender, in the case of any event described in clause (k) or (l) of the foregoing definition of Event of Default, the commitment to provide any loans under the Facility shall automatically terminate and the principal of the Facility, together with accrued interest thereon and all fees (including, without limitation, any Early Prepay Fee or Prior Notice Prepay Fee) and other Obligations of the Borrower accrued hereunder or under any other Credit Documents, shall automatically become due and payable in cash, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Obligors.

Evidence of Indebtedness:

The Agent shall maintain records evidencing the Facility.  The Agent shall record the principal amount of the Facility, the payment of principal and interest on account of the Facility, and all other amounts becoming due to the Agent or the Lender under this Agreement.

The Agent’s accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Obligors to the Agent and the Lender pursuant to this Agreement.
Representations and Warranties:	Each Obligor represents and warrants to the Agent and the Lender as of the Closing Date and of the date of the Additional Draw, that:
(a)each Obligor that is a corporation has been incorporated under the laws of its jurisdiction of incorporation and has not been terminated;

(b)each Obligor that is a corporation is duly registered and licensed to carry on business in the jurisdictions in which it carries on business or owns property where so required by the laws of that jurisdiction and it is not otherwise precluded from carrying on business or owning property in such jurisdictions by any other commitment, agreement or document;

(c)each Obligor that is a corporation has full corporate power and authority to carry on its business as now carried on by it;
(d)each Obligor has complied and will fully comply with the requirements of all Applicable Laws;

(e)each Obligor is in compliance with all Applicable Laws (including Applicable Securities Laws) in the jurisdictions in which it carries on business except where the failure to do so would not result in a Material Adverse Effect, has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations and statutes, and is not aware of any pending change or contemplated change to any Applicable Law that would materially affect its business or the legal environment under which it operates;

(f)each Obligor which is a corporation has or will have when required, all material Permits under all Applicable Laws and regulations necessary for the operation of the businesses currently carried on, or proposed to be carried on, by it and each such material Permit is valid, subsisting and in good standing and it is not in default or breach of any such material Permit, and to the best of its knowledge, no proceeding is pending or threatened to revoke or limit any such material Permit;

(g)the execution, delivery and performance by the Obligors of this Agreement and all documents delivered in connection with this Agreement have been duly authorized by all necessary actions and do not violate the governing or organizational documents or any Applicable Laws or agreements to which it is subject or by which it is bound;

(h)the Obligor’s financial statements most recently provided to the Agent fairly present its financial positions as of the date thereof and its results of operations and cash flows for the fiscal period covered thereby, and since the date of such financial statements, there has occurred no Material Adverse Change in the Obligor’s business or financial condition;

(i)there is no claim, action, prosecution or other proceeding of any kind pending or threatened in writing against any Obligor or any of its assets or properties (including any of its intellectual property) before any court or administrative agency which relates to any non-compliance with any law which, if adversely determined, could reasonably be expected to have a Material Adverse Effect upon its financial condition or operations or its ability to perform its obligations under this Agreement or any of the Credit Documents, and there are no circumstances of which it is aware which might give rise to any such proceeding which has not been fully disclosed to the Agent;

(j)other than as has been disclosed to the Agent, there is no litigation or governmental proceeding pending against any Obligor or, to the best of its knowledge, threatened against it which, if adversely determined, would materially adversely affect its financial condition;

(k)no Obligor is a party to any agreement or instrument, or subject to any corporate restriction or any judgment, order, writ, injunction, decree, award, rule or regulation, which has had a Material Adverse Effect or, to the best of its knowledge, in the future is likely to have a Material Adverse Effect, its ability to enter this Agreement or any other Credit Document or to perform its obligations under this Agreement or any other Credit Document;

(l)no Obligor which is a corporation has contingent liabilities which are not disclosed on or referred to in the financial statements most recently delivered to the Agent which would have a Material Adverse Effect on its business or prospects;

(m)each Obligor has good and marketable title to the Collateral pledged by it pursuant to the Security free and clear of any Encumbrances, other than Permitted Encumbrances or as may otherwise be provided for herein;

(n)there are no outstanding rent payments owing by an Obligor in respect of any leased real property;

(o)no Default has occurred which constitutes, or which, with  notice, lapse of time, or both, would constitute, an Event of Default, a breach of any covenant or other term or condition of this Agreement or any of the Credit Documents given in connection therewith;

(p)each Obligor has filed all Tax returns which were required to be filed by it (except in such jurisdictions where Taxes payable are de minimus and the applicable Obligor has established reserves required by GAAP), if any, paid or made provision for payment of all Taxes (including interest and penalties) which are due and payable, if any, and provided adequate reserves for payment of any Tax, the payment of which is being contested, if any;

(q)(i) No Subsidiary of an Obligor that is not an Obligor has granted, created, assumed or suffered to exist any mortgage, charge, Encumbrance, pledge, security interest, including a purchase money security interest, or otherwise encumber such Subsidiary’s material assets and (ii) no Obligor has pledged, granted, created, assumed or suffered to exist any mortgage, charge, Encumbrance, security interest, including a purchase money security interest, or otherwise encumbered the equity interests of any Subsidiary of an Obligor that is not an Obligor;

(r)None of the Obligors produce or distribute cannabis products in the United States, except for (a) supply of study drug for clinical trials, and (b) participation in the market for hemp-derived CBD products;

(s)each Obligor that requires a cannabis license from Health Canada to operate its business has received such license and maintains such license in good standing; and
(t)no Inactive Subsidiary (a) owns any assets, (b) has any liabilities, or (c) engages in any business activity.

Books and Records:

Each Obligor agrees, (i) prior to a Default which is continuing, at reasonable times during normal business hours and upon reasonable notice not more than twice per year, and (ii) following a Default and for so long as it is continuing, upon request and 24 hours prior written notice, to promptly provide the Agent with unfettered access to the books and records of the Obligors.

Confidentiality:

Each of the Obligors, Agent and Lender will hold all Confidential Information of the Disclosing Party in the strictest confidence, and protect it in accordance with a standard of care which shall be no less than the care it uses to protect its own information of like importance but in no event with less than reasonable care; provided that: (a) “Confidential Information” shall not include any information: (i) that is or becomes publicly known (other than as a result of a breach by Recipient Party or its Representatives (as defined below) of this Agreement); (ii) that has been or shall be otherwise independently acquired by or developed by Recipient Party without violating the terms of this Agreement; or (iii) is known by Recipient Party or its Representatives prior to its disclosure to Recipient Party by Disclosing Party. Failure to mark any of the Confidential Information as confidential shall not affect its status as Confidential Information under this Agreement; (b) Recipient Party may disclose Confidential Information of Disclosing Party to its directors, officers, employees, affiliates, consultants and agents (hereinafter "Representatives") provided such Representatives (I) have a need to know; and (II) the same are informed, directed and obligated by Recipient Party to treat such Confidential Information in accordance with the obligations of this Agreement. Recipient Party shall be liable for any breach of an obligation hereunder by any of its Representatives; (c) In the event Recipient Party receives a court order or other governmental or administrative decree of appropriate and sufficient jurisdiction or to the extent required by Applicable Law requiring disclosure of Disclosing Party’s Confidential Information, Recipient Party shall give Disclosing Party reasonable notice prior to such disclosure in order to permit Disclosing Party, at its expense, to seek a protective order. Recipient Party shall also cooperate with Disclosing Party in seeking a protective order, and release only so much of Disclosing Party’s Confidential Information as is required by such order; (d)  The obligation of confidentiality above shall not be construed to limit each Recipient Party’s right to independently operate businesses or to develop or acquire products without use of the Confidential Information. Further, each Recipient Party shall be free to use for any purpose the residuals resulting from the access to such Confidential Information, provided that such Party shall maintain the confidentiality of the Confidential Information as provided herein. The term “residuals” means information in non-tangible form, which may be retained by Representatives who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein. No Recipient Party shall have an obligation to limit or restrict the assignment of such Representatives or to pay royalties for any work resulting from the use of residuals; and (e) Confidential Information may be disclosed (i) to any other party to this Agreement, (ii) in connection with the exercise of any remedies under this Agreement or any other Credit Document or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (iii) with the consent of the Disclosing Party, (iv) to holders of Equity Interests in the Obligors, and (v) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective party investing in, financing or engaging in a strategic partnership or joint venture with the Obligors, so long as such disclosure is on a “no names” basis and the identity of the Agent and Lender is not disclosed.

General:

Credit:  Each Obligor authorizes the Agent, hereinafter, to obtain such factual and investigative information regarding it, from others as permitted by law, and to furnish other consumer credit grantors and credit bureaus such information. The Agent, after completing credit investigations, which it will make from time to time concerning the Obligor, must in its absolute discretion be satisfied with all information obtained prior to any advance being made under the Facility.  Each Obligor further authorizes any financial institution, creditor, tax authority, employer or any other person, including any public entity, holding such factual and investigative information concerning it, or its assets, including any financial information or information with respect to any undertaking or suretyship given by the Obligor, to supply such information to the Agent in order to verify the accuracy of all information furnished or to be furnished from time to time to the Agent and to ensure the solvency of the Obligors at all times

Further Assurances and Documentation: Each Obligor shall do all things and execute all documents deemed necessary or appropriate by the Agent for the purposes of giving full force and effect to the terms, conditions, undertakings hereof and the Security granted or to be granted hereunder or under any Credit Document.

Severability:  If any provisions of this Agreement is or becomes prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor shall it invalidate, affect or impair any of the remaining provisions of this Agreement.

Notice:  Any communication or notice to be given pursuant to this Agreement may be effectively given by delivering the same at the addresses set out below, or by sending the same by pdf or prepaid registered mail to the parties at such addresses.  Any notice so mailed will be deemed to have been received on the fifth (5th) day next following the mailing thereof, provided that postal service is in normal operation during such time.  Any pdf notice will be deemed to have been received pursuant to email transmission if sent prior to 3:00 pm on a Business Day and, if not, on the next Business Day following such transmission.  In the case of email, receipt of each communication must be confirmed by the recipient by the end of the next Business Day or, if not so confirmed, must be followed by the dispatch of a copy of such communication pursuant to one of the other methods described above; provided however that such email notice shall be deemed to have been given on the date stipulated above. Either party may from time to time notify the other party, in accordance with this section, of any change of its address which thereafter will be the address of such party for all purposes of this Agreement.  It is the each Obligor’s obligation to notify the Agent of any change to its address.  If the Agent is not advised of such change of address, the last known address that the Agent has will be deemed to be the current address for purposes of notice and service under this Agreement.

If to an Obligor: c/o High Park Holdings Ltd. 495 Wellington St W, Unit 250, Toronto, ON M5V 1G1 Attention:Michael Kruteck Email:303-886-5086
- and -

If to the Agent and the Lender:

c/o Bridging Finance Inc.

Suite 2925

77 King Street West

P.O. Box 322

Toronto, Ontario

M5K 1K7

Attention:Graham Marr, Senior Managing Director

Email:gmarr@bridgingfinance.ca

Schedules: The Schedules attached to this Agreement are incorporated by reference herein and are deemed to be part hereof.
Marketing: The Agent and the Lender shall be permitted to use the name of the Obligors and the amount of the Facility for advertising purposes.

Governing Law:  This Agreement shall be deemed to have been made and accepted in the City of Toronto, Ontario and construed in accordance with and be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Jurisdiction: Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the Province of Ontario sitting in the City of Toronto, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Credit Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Agent or Lender may only) be heard and determined in the Province of Ontario.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Credit Document shall affect any right that the Agent or Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against an Obligor or its properties in the courts of any jurisdiction.

Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in the foregoing.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Counterparts:  This Agreement, the Credit Documents and all agreements arising hereinafter may be executed in any number of separate counterparts by any one or more of the parties thereto, and all of said counterparts taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by telecopier, PDF or by other electronic means shall be as effective as delivery of a manually executed counterpart.

Assignment and Syndication:  This Agreement when accepted and any commitment to advance, if issued, and the Security in furtherance thereof or right may be assigned by the Agent or the Lender, or monies required to be advanced may be syndicated by the Agent or the Lender, and the Agent or the Lender may assign or grant participation in all or part of this Agreement or in the Facility:

(i) at any time to another Lender or affiliate of a Lender without notice to and without the consent of the Borrower,

(ii) prior to the occurrence and continuance of an Event of Default, to any other Person that is not a competitor of an Obligor (which for certainty, includes without limitation, cannabis, consumer packaged goods, tobacco and alcohol companies) with written notice to the Borrower, and upon receipt of any such notice, the Borrower shall immediately have the right to prepay the entire amount of the Facility without penalty (for greater certainty, neither the Early Prepay Fee nor the Prior Notice Prepay Fee shall apply to such a Prepayment) by delivery of a Prepayment Notice, or

(iii) if an Event of Default has occurred and is continuing, to any Person without notice to and without the consent of the Borrower.

The Obligors may not assign or transfer all or any part of their rights or obligations under this Agreement, any such transfer or assignment being null and void insofar as the Agent and the Lender are concerned and rendering any balance then outstanding under the Facility immediately due and payable at the option of the Agent or the Lender.

Time: Time shall be of the essence in all provisions of this Agreement.

Whole Agreement, Amendments and Waiver:  This Agreement, the Security and any other written agreement delivered pursuant to or referred to in this Agreement constitute the whole and entire agreement between the parties in respect of the Facility.  There are no verbal agreements, undertakings or representations in connection with the Facility.  No amendment or waiver of any provision of this Agreement will be effective unless it is in writing signed by the Borrower, and the Agent.  No failure or delay on the part of the Agent or the Lender in exercising any right or power hereunder or under any of the Security shall operate as a waiver thereon.  No course of conduct by the Agent or the Lender will give rise to any reasonable expectation which is in any way inconsistent with the terms and conditions of this Agreement and the Security or the Agent’s or the Lender’s rights thereunder.

No Fiduciary Duty:  Each Obligor acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that Agent and Lender will not have any obligations except those obligations expressly set forth herein and in the other Credit Documents and each of Agent and Lender is acting solely in the capacity of an arm’s length contractual counterparty to the Obligors with respect to the Credit Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Obligors or any other person.  Each Obligor agrees that it will not assert any claim against the Agent or Lender based on an alleged breach of fiduciary duty by the Agent or Lender in connection with this Agreement and the transactions contemplated hereby.  Additionally, each Obligor acknowledges and agrees that each of the Agent and Lender is not advising any Obligor as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction.  Each Obligor shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and each of the Agent and Lender shall have no responsibility or liability to the Obligors with respect thereto.

Appointment and Authorization of Agent: Lender hereby designates and appoints Agent as its agent under this Agreement and the other Credit Documents and hereby irrevocably authorizes Agent to execute and deliver each of the other Credit Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, or of any other provision of the Credit Documents that provides rights or powers to Agent, Lender agrees that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Credit Documents, or to take any other action with respect to any Collateral or Credit Documents which may be necessary to perfect, and maintain perfected, the security interests and Encumbrances upon Collateral pursuant to the Credit Documents, (b) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Credit Documents, (c) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Credit Documents for the foregoing purposes, (d) perform, exercise, and enforce any and all other rights and remedies of the Agent or Lender with respect to the Obligors, the Obligations, the Collateral, or otherwise related to any of same as provided in the Credit Documents, and (e) incur and pay such expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Credit Documents.

Survival: All representations and warranties made by the Obligors in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any advance under the Facility, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, the Facility or any fee or any other amount payable under this Agreement is outstanding or unpaid. The provisions of the “Expenses” and the “Revival and Reinstatement” sections of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Facility, the expiration or termination of the commitment to provide loans under the Facility or the termination of this Agreement or any other Credit Document or any provision hereof or thereof.

Reserve Indemnity: If subsequent to the date of this Agreement any change in or introduction of any Applicable Laws, or compliance by Agent or Lender with any request or directive by any central bank, superintendent of financial institutions or other comparable authority, shall subject Agent or Lender to any Tax with respect to the Facility or change the basis of taxation of payments to Agent or Lender of any amount payable under the Facility (except for changes in the rate of tax on the overall net income of Agent or Lender), or impose any capital maintenance or capital adequacy requirement, reserve requirement or similar requirement with respect to the Facility, or impose on Agent or Lender any other condition or restriction, and the result of any of the foregoing is to increase the cost to Agent or Lender of making or maintaining the Facility or any amount thereunder or to reduce any amount otherwise received by Agent or Lender under the Facility, the Agent will promptly notify the Borrower of such event and the Borrower will pay to Agent or Lender, as applicable, such additional amount calculated by Agent or Lender, as applicable, as is necessary to compensate Agent or Lender, as applicable, for such additional cost or reduced amount received, provided, upon receipt of any such notice, the Borrower shall immediately have the right to prepay the entire amount of the Facility without penalty (for greater certainty, neither the Early Prepay Fee nor the Prior Notice Prepay Fee shall apply to such a Prepayment) by delivery of a Prepayment Notice. A certificate of the Agent or Lender as to any such additional amount payable to it and containing reasonable details of the calculation thereof shall be conclusive evidence thereof.

Currency Indemnity: Interest and fees hereunder shall be payable in the same currency as the principal to which they relate. Any payment on account of an amount payable in a particular currency (the “proper currency”) made to or for the account of Agent or Lender in a currency (the “other currency”) other than the proper currency, whether pursuant to a judgment or order of any court or tribunal or otherwise and whether arising from the conversion of any amount denominated in one currency into another currency for any purpose, shall constitute a discharge of the Obligor’s obligation only to the extent of the amount of the proper currency which Agent or Lender, as applicable, is able, in the normal course of its business within one Business Day after receipt by it of such payment, to purchase with the amount of the other currency so received. If the amount of the proper currency which Agent or Lender, as applicable, is able to purchase is less than the amount of the proper currency due to Agent or Lender, as applicable, the Obligors shall indemnify and save Agent and Lender harmless from and against any loss or damage arising as a result of such deficiency.

Anti-Money Laundering Legislation: Each Obligor acknowledges that, pursuant to the Proceeds of Crime Money Laundering and Terrorist Financing Act (Canada), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client’ laws, under the laws of Canada and the United States (collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lender may be required to obtain, verify and record information regarding the Obligors, their respective directors, authorized signing officers, direct or indirect shareholders or other persons in control of any of them, and the transactions contemplated hereby. Each Obligor shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by Agent or Lender, or any prospective assign or participant of Agent or Lender, necessary in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

Revival and Reinstatement:  If Agent or Lender repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to Agent or Lender in full or partial satisfaction of any Obligation or on account of any other obligation of any Obligor under any Credit Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of Bankruptcy Law relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because Lender or Agent elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that Lender or Agent elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of Lender or Agent related thereto, (i) the liability of the Obligors with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent’s Encumbrances on the Collateral securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

Indemnification: Each Obligor shall indemnify the Agent and Lender, and each Related Party of the Agent or Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Credit Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (ii) any loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by an Obligor, or any Environmental Liability related in any way to an Obligor, (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by an Obligor or its respective equity holders, affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, or (v) Canadian, U.S. or foreign withholding Taxes assessed or imposed on any payment by or on account of an Obligor hereunder; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, fraud or willful misconduct of such Indemnitee.

To the extent permitted by applicable law, no Obligor shall assert, and each Obligor hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated by the Agreement, any loan or the use of the proceeds thereof; provided that, nothing in this paragraph shall relieve any Obligor of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

All amounts due under this section shall be payable promptly after written demand by Agent or Lender therefor.

- Signature page follows -

If the terms and conditions of this Agreement are acceptable to you, please sign in the space indicated below and return the signed copy of this Agreement to us.  Acceptance may also be effected by facsimile or scanned transmission and in counterpart.

We thank you for allowing us the opportunity to provide you with this Agreement.

Yours truly,

BRIDGING FINANCE INC., as Agent and Lender

Per:“Graham Marr”

Name: Graham Marr

Title: Senior Managing Director, Portfolio Manager

I have authority to bind the Corporation.

ACCEPTANCE

Each of the undersigned hereby accepts this Agreement as of the date first above written.

BOrrower: HIGH PARK HOLDINGS LTD.
Per:	“Mark Castaneda”
Name: Mark Castaneda
Title: Chief Financial Officer and Treasurer

Guarantors: TILRAY, INC.
Per:	“Brendan Kennedy”
Name: Brendan Kennedy
Title: Chief Executive Officer

TILRAY CANADA LTD.
Per:	“Mark Castaneda”
Name: Mark Castaneda
Title: Chief Financial Officer and Treasurer

HIGH PARK FARMS LTD.
Per:	“Mark Castaneda”
Name: Mark Castaneda
Title: Chief Financial Officer and Treasurer

1197879 B.C. LTD.
Per:	“Mark Castaneda”
Name: Mark Castaneda
Title: Chief Financial Officer and Treasurer

FHF HOLDINGS LTD.
Per:	“Mark Castaneda”
Name: Mark Castaneda
Title: Chief Financial Officer and Treasurer

FRESH HEMP FOODS LTD.
Per:	“Mark Castaneda”
Name: Mark Castaneda
Title: Treasurer

MANITOBA HARVEST USA, LLC
Per:	“Brendan Kennedy”
Name: Brendan Kennedy
Title: Manager

HIGH PARK GARDENS INC.
Per:	“Mark Castaneda”
Name: Mark Castaneda
Title: Chief Financial Officer and Treasurer

NATURA NATURALS HOLDINGS INC.
Per:	“Mark Castaneda”
Name: Mark Castaneda
Title: Secretary

NATURA NATURALS INC.
Per:	“Mark Castaneda”
Name: Mark Castaneda
Title: Secretary

DORADA VENTURES LTD.
Per:	“Mark Castaneda”
Name: Mark Castaneda
Title: Chief Financial Officer and Treasurer

SCHEDULE “A”

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Applicable Laws” means, with respect to any person, property, securities, transaction or event, all present or future statutes, regulations, rules, orders, codes, treaties, conventions, judgments, awards, determinations acts, and decrees of any governmental, regulatory, fiscal or monetary body or court of competent jurisdiction, in each case, having the force of law in any applicable jurisdiction.

“Applicable Securities Laws” means the securities acts in the United States and all provinces of Canada where applicable to the Obligors, together with all the regulations and rules made and promulgated thereunder and all administrative policy statements, instruments, blanket orders and rulings, notices and administrative directions issued by the securities commissions or equivalent regulatory authority in the United States and the provinces of Canada.

“Bankruptcy Laws” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code and any applicable corporations legislation, as in effect from time to time.

“Business Day” means any day other than a Saturday or a Sunday or any other day on which banks are closed for business in Toronto, Ontario.

“Change of Control” means, with respect to an Obligor, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons “acting jointly or in concert” (as contemplated by the Securities Act (Ontario)), of Equity Interests representing more than 30% of the aggregate voting power represented by the issued and outstanding Equity Interests of an Obligor, and (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of an Obligor by Persons who were neither (i) nominated by the board of directors of such Obligor nor (ii) appointed by directors so nominated.

“Closing Date” means February 28, 2020.

“Collateral” means any and all real and personal property owned, leased or operated by an Obligor and any and all other property of the Obligors, now existing or hereafter acquired, that may at any time be, become or intended to be, subject to a security interest or Encumbrance in favor of the Agent, on behalf of the Lender, to secure the Obligations.

“Confidential Information” shall mean any data or information, that is of value to a party hereto and is not generally known to competitors of such party, including the terms of this Agreement. To the extent consistent with the foregoing, Confidential Information includes without limitation, lists of any information about a party's executives and employees, marketing techniques and information, price lists, pricing policies, business and operating methods, strategies, plans and ideas, contracts and contractual relations with customers and suppliers, financial information and reports, ideas for products and services, computer software programs (including object code and source code), data base technologies, systems, structures and architectures, business merger, acquisition, divestiture or sale plans and new personnel acquisition plans. Confidential Information also includes any information described in this this definition which a party hereto obtains from another party and treats as proprietary or designates as Confidential Information, whether or not owned or developed by such party.

“Contract” means any agreement, contract, indenture, Lease, deed of trust, licence, option, undertaking, promise or any other commitment or obligation in writing, other than a Permit.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means the 5.00% Convertible Senior Notes due 2023 issued by Tilray, Inc. pursuant to the terms and conditions of a Trust Indenture dated as of October 10, 2018 and in an aggregate principal amount not to exceed $475,000,000.

“Credit Documents” means this Agreement, the Security Agreements, and all other security agreements, hypothecs, mortgages, any other agreements, instruments and documents executed in connection with this Agreement, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements, and all other documents, instruments, certificates, contracts and notices now or hereafter executed by or on behalf of Borrower, or any employee of Borrower and delivered to the Agent or Lender in connection with this Agreement or the transactions contemplated hereby.

“Default” means any of the events specified in the Section of this Agreement entitled “Events of Default” which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both, would, unless cured or waived, become an Event of Default.

“Disclosing Party” shall mean the party disclosing Confidential Information to the other party.

“Deposit Account” means any demand, time, savings, passbook, or any other bank account (with a deposit function) but shall not include accounts the balance of which consists solely of funds set aside in connection with, and at all times are used solely as, payroll accounts and accounts dedicated to the payment of employee benefits.

“Encumbrance” means:

(i)

with respect to any property, any mortgage, deed of trust, lien, pledge, hypothec, hypothecation, encumbrance, charge, assignment, consignment, security interest, royalty interest, adverse claim or defect of title in, on or of the property;

(ii)	the interest of a vendor or lessor under any conditional sale agreement, capital lease or title retention agreement relating to an asset;
(iii)	any purchase option, call or similar right of a third party in respect of any property;
(iv)	any netting arrangement, set off arrangement, defeasance arrangement or other similar arrangement arising by Contract (other than customary bankers’ liens); and
(v)	any other agreement, trust or arrangement having the effect of security for the payment or performance of any debt, liability or obligation,

and “Encumbrances”, “Encumbrancer”, “Encumber” and “Encumbered” shall have corresponding meanings.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (a) the environment, (b) preservation or reclamation of natural resources, (c) the management, Release or threatened Release of any Hazardous Material or (d) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“GAAP” means generally accepted accounting principles which are in effect from time to time in Canada, as established by the Canadian Institute of Chartered Accountants or any successor institute.

“Governmental Authority” means (i) any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and (ii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Health Canada” means Health Canada and any successor organization or agencies which have been given jurisdiction over the business of cannabis in Canada.

“Inactive Subsidiary” means High Park Shops Inc.

“Interest Payment Date” means the last Business Day of each month of each calendar year.

“Lease” includes any lease, sublease, offer to lease or sublease or occupancy or tenancy agreement, and “Leased” shall have a corresponding meaning.

“Material Adverse Change” means any change, condition or event which, when considered individually or together with other changes, conditions, events or occurrences could reasonably be expected to have a Material Adverse Effect.

“Material Adverse Effect” means any Material Adverse Change in or effect on (a) the business, assets, liabilities, financial condition, results of operations or prospects of the Obligors taken as a whole; (b) the ability of any Obligor to observe, perform or comply with its obligations under any of the Credit Documents; or (c) the rights and remedies of the Agent or any of the Lenders under any of the Credit Documents.

“Mortgaged Property” means any real property owned by the Obligors, which as of the Closing Date are located at the following locations:

(i)	1100 Maughan Road, Nanaimo, British Columbia;
(ii)	512, 558, and 604 Voyageur Road, Ste. Agathe, Manitoba; and
(iii)	279 – 285 Talbot Street West, Leamington, Ontario.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Facility, all accrued and unpaid fees (including, without limitation, any prepayment fees) and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of the Obligors to the Agent or Lender or any indemnified party individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Credit Documents or in respect of any of the loans made under the Facility or reimbursement or other obligations incurred or other instruments at any time evidencing any thereof.

“Payment Conditions” each of the following conditions are satisfied at the time of each action or proposed action and immediately after giving effect thereto: (i) no Default or Event of Default exists or will result after giving effect thereto, and (ii) the Borrower delivers to Agent a certificate signed by a senior officer of Borrower certifying that on each of the thirty (30) consecutive calendar days immediately prior to, and immediately after, giving effect to such action the Obligors on a combined basis maintain unrestricted cash of at least $40,000,000.

“Permits” means licences, certificates, authorizations, consents, registrations, exemptions, permits, attestations, approvals, characterization or restoration plans, depollution programmes and any other approvals required by or issued pursuant to any Applicable Law, in each case, against a Person or its Property which are made, issued or approved by a Governmental Authority.

“Permitted Encumbrances” means any Encumbrance approved by the Agent including, without limitation, any Encumbrance listed on Schedule “B” hereto.

“Permitted Indebtedness” means:

(i)	indebtedness in respect of the Obligations,
(ii)	indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,
(iii)	the Convertible Notes,
(iv)	indebtedness secured by purchase money encumbrances described in clause (xii) of Permitted Encumbrances,
(v)	indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,
(vi)

the incurrence by Borrower of indebtedness under hedge agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s operations and not for speculative purposes,

(vii)

indebtedness for borrowed money, in respect of which the holder thereof has entered into a subordination agreement in form and substance satisfactory to the Agent, which shall provide (among other things) that (i) the holder of such indebtedness may not receive any payments on account of principal or interest thereon (except to the extent expressly permitted therein); (ii) any Encumbrances held in respect of such indebtedness are subordinated to the Security; and (iii) the holder of such indebtedness may not take any enforcement action in respect of such indebtedness or Encumbrances without the prior written consent of the Agent (except to the extent expressly permitted therein);

(viii)

indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), and

(ix)	unsecured indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business.

“Permitted Protest” means the right of an Obligor to protest any payment of wages or other monetary remuneration payable by the Borrower to its employees; provided, that (a) a reserve with respect to such obligation is established on the Obligor’s books and records in such amount as is (and if) required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Obligor, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Encumbrances on the Collateral.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PPSA” means the Personal Property Security Act (Ontario) as the same may be amended from time to time.

“Prepayment” means the payment in full of the Obligations at any time prior to the end of the Term.

“Prepayment Notice” means a written notice in the form given to the Agent by the Borrower pursuant to the Prepayment provisions of this Agreement.

“Recipient Party” means the party receiving Confidential Information from the other party.

“Related Party” means, in relation to any Person, a “related party” in respect of such Person within the meaning of Ontario Securities Commission Multilateral Instrument 61‑101.

“Security” means all guarantees and security held from time to time by or on behalf of any of the Agent and the Lender (including guarantees and security held by the Agent), securing or intended to secure or support repayment of any of the Obligations, including, without limitation, the security and guarantees described in this Agreement from time to time.

“Security Agreement” means that certain (i) Canadian Security Agreement, (ii) US Security Agreement, (iii) Canadian Intellectual Property Security Agreement, (iv) US Intellectual Property Security Agreement, and (v) each mortgage/charge in respect of the Mortgaged Properties, each dated as of the Closing Date, by and between certain Obligors and Agent.

“Statutory Encumbrances” means any Encumbrances arising by operation of Applicable Laws, including, without limitation, for carriers, warehousemen, repairers’, taxes, assessments, statutory obligations and government charges and levies for amounts not yet due and payable or which may be past due but which are being contested in good faith by appropriate proceedings (and as to which there are no other enforcement proceedings or they shall have been effectively stayed).

“Subsidiary” or “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, unlimited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and/or one or more subsidiaries of the parent.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable to them.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

Words importing the singular include the plural thereof and vice versa and words importing gender include the masculine, feminine and neuter genders.

SCHEDULE “B”

PERMITTED ENCUMBRANCES

(i)

liens for taxes, assessments or governmental charges or levies which are not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or the validity of which is being contested in good faith by appropriate proceedings and for which the Person has set aside adequate reserves in accordance with GAAP and which do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(ii)

inchoate or statutory liens of contractors, subcontractors, workers, suppliers, material men, carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, in respect of which (i) adequate holdbacks are being maintained as required by applicable law, and (ii) (x) which have not at such time been filed or exercised and of which none of the Lenders have been given notice, or (y) which relate to obligations not due or payable or if due, the validity of which is being contested in good faith by appropriate proceedings and for which such Person has set aside adequate reserves in accordance with GAAP and which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person;

(iii)

easements, rights of way, licences, servitudes, restrictions, restrictive covenants, and similar rights in real property comprised in the assets of the Person or interests therein (including in respect of sewers, drains, gas and water mains or electric light and power or telephone and telegraph conduits, poles, wires and cables) which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person;

(iv)

in the case of real property, title defects or irregularities which are of a minor nature and which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person and do not have, and will not reasonably be expected to have, a Material Adverse Effect;

(v)

the Encumbrance resulting from the deposit of cash or securities in connection with contracts, bids, trade contracts, statutory obligations, surety and appeal bonds, performance bonds, tenders or expropriation proceedings, or to secure workers' compensation, employment insurance, and other similar obligations, in each case in the ordinary course of business;

(vi)

the Encumbrance created by a judgment of a court of competent jurisdiction; provided, however, that the Encumbrance is in existence for less than 30 days after its creation or the execution or other enforcement of the Encumbrance is effectively stayed and the claims so secured are being actively contested in good faith and by proper legal proceedings and do not result in the occurrence of an Event of Default;

(vii)

the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person;

(viii)

Encumbrances given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Person which do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person;

(ix)

servicing agreements, development agreements, site plan agreements, and other agreements with Governmental Authorities pertaining to the use or development of any real or immovable Property of the Person, provided same are complied with and do not materially reduce the value of the affected asset or materially interfere with the use of such asset in the operation of the business of the Person;

(x)

the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Person, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(xi)	Encumbrances in favour of the Agent created by the Credit Documents;
(xii)

purchase money encumbrances and capital leases provided that the aggregate principal amount (or fair market value of Property Encumbered if no principal amount is designated) of all purchase money encumbrances and capital leases for all Obligors, does not exceed $750,000 in aggregate for all Obligors at any time;

(xiii)	the Encumbrances listed in the title opinion of the Borrower’s counsel delivered on the Closing Date registered against the Mortgaged Properties;
(xiv)

a lease of premises granted by an Obligor: (i) in respect of a period for one year or less (including renewals); (ii) in the ordinary course of business on commercially reasonable terms and conditions between Persons dealing at arms-length for purposes of the Income Tax Act (Canada); or (iii) and disclosed in writing to the Agent prior to the date hereof;

(xv)	British Columbia Personal Property Security Act registration no. 803312L in favour of Britco Boxx Limited Partnership against Privateer Holdings Inc Tilray/Lafitte Ventures Ltd;
(xvi)	Manitoba Personal Property Security Act registration nos. 201703798700 and 201402333605 in favour of Royal Bank of Canada against Fresh Hemp Foods Ltd.;
(xvii)

Encumbrances in respect of indebtedness incurred pursuant to clause (viii) of the definition of Permitted Indebtedness up to a maximum amount of $60,000 United States Dollars in aggregate for the Obligors at any time,

(xviii)	Statutory Encumbrances; and
(xix)	other Encumbrances not referred to in the preceding clauses which have been expressly consented to in writing by the Agent.

SCHEDULE “C”

POST-CLOSING UNDERTAKINGS

1.

Within 10 days after the Closing Date (or such longer period as agreed to by Agent in its sole discretion), the Obligors shall provide the Agent with evidence (in form and substance reasonably satisfactory to Agent) of valid title insurance with endorsements and in amounts reasonably acceptable to the Agent, on each of the Mortgaged Properties.

2.

Within 15 days after the Closing Date (or such longer period as agreed to by Agent in its sole discretion), the Obligors shall have caused each of the following bank accounts to be subject to a Control Agreements in form and substance reasonably satisfactory to the Agent:

[***]

3.

Within 30 days after the Closing Date (or such longer period as agreed to by Agent in its sole discretion), the Obligors shall deliver or cause to be delivered to Agent evidence of the discharge of the following registrations:

4.	[***]

5.

Within 30 days after the Closing Date (or such longer period as agreed to by Agent in its sole discretion), the Obligors shall use commercially reasonable efforts to deliver or cause to be delivered to Agent estoppel letters from each of the following secured parties (in form and substance reasonably satisfactory to Agent):

[***]

6.

Within 30 days after the Closing Date (or such longer period as agreed to by Agent in its sole discretion), the Obligors shall use commercially reasonable efforts to deliver or cause to be delivered to Agent a landlord waiver (in form and substance reasonably satisfactory to Agent) with respect to each of the following leased locations:

[***]

7.

Within 30 days after the Closing Date (or such longer period as agreed to by Agent in its sole discretion), the Obligors shall use commercially reasonable efforts to deliver or cause to be delivered to Agent a bailee waiver (in form and substance reasonably satisfactory to Agent) with respect to each of the following locations:

[***]

8.

Within 30 days after the Closing Date (or such longer period as agreed to by Agent in its sole discretion), the Obligors shall cause the constating documents of Manitoba Harvest USA, LLC to be amended to permit the certification of the LLC interests, and deliver the physical LLC certificates to the Agent along with corresponding transfer powers.